Exhibit 2.2

CONFIDENTIAL

Execution version

Management Warranty Agreement

23 June 2021

by and among

the Management Warrantors

and

Brunswick Corporation

the Buyer

related to the sale and purchase of Marine Innovations Group AS

Table of Contents

1. BACKGROUND	3
2. DEFINITIONS AND INTERPRETATIONS	3
3. THE WARRANTIES	5
4. No other warranties	17
5. Exclusion of liability for Disclosed Information	17
6. COMPENSATION, CONDUCT OF CLAIMS AND LIMITATIONS	18
7. WARRANTY INSURANCE	21
8. GENERAL PROVISIONS	21

List of Schedules
Schedule 2.1 MWA (B)	Real property
Schedule 2.1 MWA MA	List of Material Agreements
Schedule 2.1 MWA ME	Material Employers
Schedule 2.1 MWA WI	Warranty Insurance
Schedule 3.17.1 MWA	Material Suppliers
Schedule 3.17.2 MWA	Material Customers

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Management Warranty Agreement

This management warranty agreement (the "Agreement") is entered into on 23 June 2021 by and among:

(1)	Knut Mauritz Frostad and Olivier Bellin (jointly, the "Management Warrantors"); and

(2)	Brunswick Corporation, a Delaware corporation (the "Buyer").

(The Management Warrantors and the Buyer are each referred to as a "Party", and together the "Parties").

1.	BACKGROUND

1.1	Marine Innovations Group AS is a Norwegian private limited liability company registered with the Norwegian Register of Business Enterprises under organization number 917 327 173 (the "Company").

1.2	The Buyer intends to acquire all of the issued shares of the Company pursuant to a separate share purchase agreement entered into between the Buyer and the shareholders of the Company (the "SPA") on the date hereof.

1.3	The Buyer has, prior to the signing of this Agreement, carried out and completed commercial, financial and legal due diligence investigations of the state and business of the Company and its Subsidiaries (collectively the "Group").

1.4	In connection with the entry into the SPA by the Buyer, the Warrantors have agreed, subject to and conditional upon the terms of this Agreement, to make certain warranties to the Buyer in relation to the Group.

2.	DEFINITIONS AND INTERPRETATIONS

Terms and expressions used and not otherwise defined in this Agreement shall, unless expressly otherwise stated or evident in the context, have the following means and, where not so defined, the meanings given to them in the SPA:

"Accounting Principles" means applicable accounting Laws and International Financial Reporting Standards as adopted by the European Union and the accounting principles which are described in the notes to the Locked Box Accounts.

“Anti-Corruption Law(s)” means anti-corruption and anti-bribery laws of Norway, including relevant provisions of the Norwegian Penal Code, the Foreign Corrupt Practices Act of 1977 of the United States, the Bribery Act of the United Kingdom, and other applicable anti-corruption and anti-bribery laws in any jurisdiction in which any Company is registered or conducts business (including, but not limited to, China, Taiwan, Vietnam, Brazil and India).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Body.

“Claim Proportion” means, in respect of a Management Warrantor, the percentage set out opposite that Management Warrantor’s name in Schedule 1.1.

“Government Official” includes, but is not limited to: (i) officers, employees or representatives of any national, regional, local or other Governmental Body (as defined above); (ii) any individual who, although temporarily or without payment, holds a public position, employment, or function; (iii) officers, employees or representatives of companies in which a Governmental Body owns an interest; (iv) any private person acting in an official capacity for or on behalf of any Governmental Body (such as a consultant retained by a Government Body); (v) candidates for political office at any level; (vi) political parties and their officials; (vii) royal family members, including ones who may lack formal authority, but could otherwise be influential in advancing business interests, through, for example, partially owning or managing a state-owned or state-controlled entity; and (viii) officers, employees or representatives of public international organizations (such as the United Nations, World Bank and International Monetary Fund).

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“Group Benefit Plans” means the pension and benefit plans of the Group.

"Intellectual Property Right" means any patent, invention, invention disclosure, trade mark, service mark, trade and business name, logos, domain names, URLs, social media identifiers and other source indicators, copyright, copyrightable works, rights in software, trade secrets, know-how, processes, methods, designs, manuals and other confidential or proprietary information and any other similar intellectual property right, in any jurisdiction in the world, whether registered or not, including any registration or application for registration of such rights and any right to apply for such registration, and any reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and any right of protection of a similar nature to any of the foregoing or having equivalent effect.

“IRS” means the United States Internal Revenue Service.

“Leases” has the meaning given in clause 3.7.1.

“Litigation” has the meaning given in clause 3.9.1.

“Management Fundamental Warranties” means the Management Warranties set forth in clause 3.5 (Insolvency) and clause 3.6 (Subsidiaries and shareholdings).

“Management Warranties” has the meaning given in clause 3.

“Management Warrantors’ Knowledge” means the actual knowledge of the Management Warrantors and Jarred Clayton.

"Material Agreements" means the agreements listed in Schedule 2.1 MWA MA.

“Material Employer” means the employers listed in Schedule 2.1 MWA ME.

"Material Lease Agreements" means the lease agreements identified as "material" in Schedule 2.1 MWA (B).

“Material Customers” has the meaning given in clause 3.17.2.

“Material Suppliers” has the meaning given in clause 3.17.1.

“Non-Employee” mean(s) consultants, workers, independent contractors, freelancers, non-executive directors, outworkers, agency workers or persons treated as self employed, contracted labour or agents;

"Party" is defined in the introduction of this Agreement.

"Permit" means any permit, license, consent, authorization or approval of any Governmental Body.

“Person” has the meaning given in the SPA but shall, for the avoidance of doubt, include each Seller and its Affiliates.

“Premises” has the meaning given in clause 3.7.1.

“Properties” has the meaning given in clause 3.7.1.

“Restricted Parties” has the meaning given in clause 3.20.8.

"Schedule" means any schedule to this Agreement.

"SPA" is defined in the introduction of this Agreement.

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"Signing Date" means the date of this Agreement.

"Tax Return" means any written return, report, notice or other document or information submitted or required to be submitted to any Governmental Body in connection with the determination, assessment, collection or payment of any Taxes.

"US Group Company" is defined in clause 3.4.7.

"Warranty Insurance" means the warranty insurance taken out by the Buyer in accordance with the warranty insurance policy attached as Schedule 2.1 MWA WI.

3.	THE WARRANTIES

Each of the Management Warrantors makes the warranties set out below in this clause 3 to the Buyer which shall be true and correct as of the Signing Date and the Closing Date (except where expressly stated to be true as of a specified prior date, in which case such warranty shall be true and correct as of such specified date) (the “Management Warranties”). All the Management Warranties are made to the Management Warrantors' Knowledge.

3.1	Locked Box Accounts

3.1.1	The Locked Box Accounts have been prepared on the basis of the books and records of the Group Companies and in accordance with applicable Law and the Accounting Principles, and give a true and fair view (Norwegian: "rettvisende bilde") of the financial position, earnings, assets and liabilities, the results of operations and cash flows and changes in equity of the Group on a consolidated basis as of 31 December 2020 and for the period from 1 January 2020 to 31 December 2020.

3.1.2	Except as described in the Locked Box Accounts, the Company has not during the last three years altered any of the Accounting Principles or its application of the Accounting Principles.

3.1.3	The Group Companies have no material liabilities, obligations or commitments, except (i) those which are adequately reflected or reserved against in the Locked Box Accounts; and (ii) those which have been incurred in the ordinary course of business of the Group Companies since the Locked Box Date.

3.1.4	In each case as required by the Accounting Principles, the Locked Box Accounts (i) make provisions or reserves for bad and doubtful debts or accounts receivables, obsolete inventory and for depreciation on fixed assets, (ii) do not overstate the value of current or fixed assets, (iii) do not understate any liabilities (whether actual or contingent) and (iv) contain either provision adequate to cover, or full particulars in notes of, all Taxes (including deferred taxes) as at the Locked Box Date.

3.1.5	Each Group Company is in possession of and has kept and completed in all material respects all financial accounts, books, ledgers, and other records as required by applicable Law.

3.1.6	No Person (other than a Group Company) has issued any guarantee or surety securing any obligation or commitment of any Group Company and no Group Company has issued any guarantee or surety securing any obligation or commitment of any Person (other than a Group Company). All obligations under that certain Administration or Guarantee Trust Agreement in favour of Fleet Capital Corporation as beneficiary and BBVA as trustee outstanding against Electronica Lowrance de Mexico S.A. de C.V. have been terminated and no liabilities of any Group Company are outstanding thereunder.

3.1.7	The systems of internal accounting controls currently maintained by the Group Companies are materially consistent with the requirements of applicable Law and the Accounting Principles.

3.1.8	The accounting records of the Group Companies are in all material respects up-to-date and contain, in all material respects, complete and accurate details of the business activities of the Group Companies to the extent required by applicable Law to be included in such records.

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3.2	Assets and liabilities

3.2.1	Each Group Company owns (or, in the case of assets which are the subject of leases and licences or other rights, has valid or subsisting interests or licences in) all assets used in its business as presently carried on, and (i) such assets are free from all Encumbrances or any other right of a third party (other than as reflected in the Locked Box Accounts or the Encumbrances referred to in clauses 3.7.2(i) and (ii)) and (ii) the assets owned by each Group Company and the facilities and services to which it has a contractual right include, in all material respects, all rights, properties, assets, facilities and services necessary for the carrying on of the business of such Group Company in the manner in which it is currently carried on. Any Encumbrances on such assets of the Group Companies, individually or in the aggregate, do not materially adversely interfere with the current use by any Group Company of any such asset or its suitability for use in the operation of the business of the Group Companies. All material loans, guarantees, security, bond and guarantees or similar obligations to or from any Group Company and other material financial facilities or guarantees available to or from any Group Company, in each case exceeding USD 3,000,000 in value, are Fairly Disclosed in the Disclosed Information (other than such liabilities or credits that are incurred in the ordinary course of business of that Group Company).

3.2.2	The tangible and intangible personal property used or held by the Group Companies for use, together with all Properties, and all other assets and rights (including rights under contracts) of the Group Companies are sufficient in all material respects for the operation of the business of the Group Companies as currently conducted by the Group Companies.

3.2.3	The Group’s assets are in all material respects fit for purposes of conducting the business as currently conducted. The Group’s material assets are in all material respects in good operating condition, ordinary wear and tear excepted.

3.3	Conduct of business

3.3.1	Since the Locked Box Date:

(i)	each Group Company has carried out its business in the Ordinary Course of Business; and

(ii)	none of the Group Companies has taken any of the actions set out in clause 5.1.1 of the SPA (that would have required the consent of the Buyer had such action been taken in the period between the Signing Date and Closing).

3.4	Taxes

3.4.1	Each Group Company has filed or caused to be filed all Tax Returns that are required to have been filed. All such Tax Returns filed by any Group Company are in all material respects true, correct and complete. Each Group Company has timely paid all Taxes due and payable with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return). Except as Fairly Disclosed in the Disclosed Information, no Group Company has requested (where such request remains outstanding) or is requesting an extension of time within which to file any Tax Return which has not since been filed.

3.4.2	Each Group Company has made adequate provisions in the Locked Box Accounts for all Taxes related to the period up until the Locked Box Date. Since the Locked Box Date, no Group Company has incurred any liability for Taxes outside the ordinary course of business of that Group Company.

3.4.3	Each Group Company has duly withheld, in all material respects, all Taxes it is required by applicable Laws to have withheld. To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Body or, to the extent not yet due and payable, are held in separate bank accounts for such purpose. All material sales, use, transfer, value added, goods and services, or similar Taxes required to be collected by the Group Companies have been collected and remitted to the appropriate Governmental Body, and all material Tax exemption certificates and other documentation required under applicable Law to support an exemption from any such Taxes have, in all material respects, been properly furnished to and retained by the Group Companies.

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3.4.4	There are no ongoing disputes with or investigations by any Governmental Body concerning payments and/or an assessment of Tax payable by any Group Company. No Group Company been notified in writing of any such dispute or investigation. No such dispute or investigation has been threatened. No Governmental Body has asserted in writing any material deficiency, adjustment or claim with respect to Taxes against any Group Company with respect to any taxable period for which the period of assessment or collection remains open. There are no agreements or waivers currently in effect that provide for an extension of time for the assessment or collection of any Tax against any Group Company.

3.4.5	Each Group Company (i) is in all material respects in compliance with all escheat and unclaimed property Laws, (ii) has submitted to the appropriate Governmental Body all material amounts required to be paid thereunder, and (iii) has filed all material statements, returns, and reports required to be filed thereunder.

3.4.6	No claim has been made by a Governmental Body of a jurisdiction where any Group Company has not filed Tax Returns claiming that such Group Company is or may be subject to taxation by that jurisdiction. None of the Group Companies has or has had during the three years before the Signing Date any (i) place of management, (ii) branch, (iii) office, (iv) place of business, (v) operations or employees, (vi) agent with binding authority or (vii) any other activities, in each case that gives rise to a permanent establishment or taxable presence in any country other than the country in which such Group Company is incorporated, continued or organized. The Group Companies are in compliance in all material respects with applicable transfer pricing Laws. The prices and terms for all transactions entered into between any Group Company, on the one hand, and any of their Affiliates, on the other hand, are determined in all material respects on arm’s length principles for purposes of applicable transfer pricing Laws.

3.4.7	Except as Fairly Disclosed in the Disclosed Information, none of the Group Companies has been a member of a group of companies that file consolidated, combined, joint, unitary, or similar Tax Returns in the past five years. None of the Group Companies organized or incorporated in the United States of America or any US state (each, a "US Group Company") is liable for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of applicable US state or local Tax Law), as a transferee or successor, by contract (other than by way of a customary gross-up, Tax indemnity or similar clause in a business agreement that does not relate primarily to Taxes) or otherwise. None of the Group Companies (i) is party to or bound by any Tax sharing agreement, Tax indemnity obligation, or similar contract with respect to Taxes (other than by way of a customary gross-up, Tax indemnity or similar clause in a business agreement that does not relate primarily to Taxes) or (ii) has requested, received, or entered into any ruling, loss determination, or advance pricing contract in respect of Taxes with any Governmental Body.

3.4.8	None of the Group Companies is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Locked Box Date as a result of any (i) improper use of or change in a method of accounting during a taxable period ending on or prior to the Locked Box Date, (ii) closing agreement or contract entered into with any Governmental Body executed on or prior to the Locked Box Date, (iii) in the case of a US Group Company only, instalment sale or open transaction disposition made on or prior to the Locked Box Date, (iv) in the case of a US Group Company only, prepaid amount received on or prior to the Locked Box Date, or (v) in the case of a US Group Company only, intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable US state or local Tax Law) in existence prior to the Locked Box Date.

3.4.9	No US Group Company is bound by, has agreed to, or is required to make any adjustments pursuant to Section 481(a) or Section 263A of the Code (or any corresponding or similar provision of applicable US state or local Tax Law).

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3.4.10	No US Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code in the past five years.

3.4.11	Other than Navico Holding AS, which elected to be treated as a disregarded entity under US Treasury Regulations Section 301.7701-3, no Group Company has elected to change its U.S. federal income tax classification under Treasury Regulations Section 301.7701-3. No Group Company is party to any joint venture, arrangement, or contract which is treated as a partnership for Tax purposes.

3.4.12	No US Group Company has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b). No Group Company resident in the United Kingdom has participated in any scheme, arrangement, transaction or series of transactions forming part of notifiable arrangements (within the meaning given by section 306 of the United Kingdom Finance Act 2004) or in respect of which disclosure has been made or is or will be required to be made under the United Kingdom International Tax Enforcement (Disclosable Arrangements) Regulations 2020, Schedule 11A to the United Kingdom Value Added Tax Act 1994 or Schedule 17 to the United Kingdom Finance (No 2) Act 2017.

3.4.13	There are no Encumbrances upon any assets of any Group Company arising from any failure or alleged failure to pay any Tax.

3.4.14	Except as Fairly Disclosed in the Disclosed Information, no US Group Company has (i) deferred the payment of any Taxes pursuant to Section 2302 of the CARES Act or pursuant to IRS Notice 2020-65 or successor guidance, (ii) obtained a loan under the Paycheck Protection Program described in Section 1102 of the CARES Act or Section 311 of the Economic Aid to Hard-Hit Small Business, Nonprofits, and Venues Act, or (iii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act.

3.4.15	No Group Company is or has been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period ending on the Closing Date specified in Section 897(c)(1)(A)(ii) of the Code. No Group Company organized or incorporated in a country other than the United States owns any “United States real property interest” within the meaning of Code Section 897.

3.4.16	Each Group Company has complied in all respects with the conditions stipulated in each Tax exemption, Tax holiday or reduced Tax rate granted by a Governmental Body. No submission made by any Group Company to any Governmental Body in connection with obtaining any such Tax exemption, Tax holiday, or reduced Tax rate contained any misstatement or omission.

3.4.17	No Group Company (i) has elected under Section 897(i) of the Code to be treated as a domestic corporation, or (ii) has made an election under Section 965(h) of the Code. No Group Company is treated under Section 7874(b) of the Code as a “domestic corporation,” or is an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code.

3.5	Insolvency

Except as Fairly Disclosed in the Disclosed Information, (i) each Group Company is solvent and is capable of paying its debts as they fall due, and (ii) no Group Company has taken any action nor have any other steps been taken or legal proceedings started or are, threatened against any Group Company for its winding up, striking off or dissolution or for it to enter into any arrangement with or composition for the benefit of creditors (including any moratorium before any voluntary arrangement), or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of the Group Company or any of the Properties (as defined below), revenues or other assets, or for any other form of insolvency proceeding or event similar or analogous to any of those referred to in this clause 3.5. There are no circumstances which may cause any Group Company to become insolvent or incapable of paying its debts as they fall due.

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3.6	Subsidiaries and shareholdings

3.6.1	The Company owns, directly or indirectly, all the issued shares in the Subsidiaries set out in Schedule 2.1 S, free and clear of any Encumbrances, and no Person has any options, convertible securities or other rights which require or may require any of the Subsidiaries, and no Subsidiary has passed any resolution, to issue any new shares, equity interests or securities of any kind.

3.6.2	Except as Fairly Disclosed in the Disclosed Information, each Subsidiary is duly organised and validly existing under the Laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own its assets and to conduct is business as it is now being conducted.

3.6.3	Except for its shareholdings in the Subsidiaries set out in Schedule 2.1 S, the Company does not, directly or indirectly, own any shares or has any ownership interest in any legal entities.

3.6.4	The Subsidiaries set out in Schedule 2.1 S indicated as “dormant” have no employees or assets and no liabilities are outstanding with respect to their operations. The Subsidiaries set out in Schedule 2.1 S indicated as “not trading” do not trade, have no employees or material assets and no material liabilities are outstanding with respect to their operations ..

3.7	Real property

3.7.1	Schedule 2.1 MWA (B) contains a list of (i) all real property that is owned by a Group Company (the “Properties”), and (ii) all real property that is leased by a Group Company (the “Premises”). True and complete copy of each lease for the Premises (the “Leases”) have been Fairly Disclosed in the Disclosed Information. Each Lease is legal, valid, binding and enforceable. No Group Company has during the last ten years before the Signing Date owned any real property, apart from the Properties. All Properties have a Group Company as legal and registered owner.

3.7.2	All Properties are free and clear of any Encumbrances (other than (i) as reflected in the Locked Box Accounts and (ii) zoning or planning restrictions or regulations, easements, Permits, and other restrictions or limitations imposed by any Governmental Body on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Group Companies).

3.7.3	No Group Company is in material breach of any provision of any of its Material Lease Agreements and there is no material breach of any provisions by any other party to any of the Material Lease Agreements. No lessor has rights to terminate any Material Lease Agreement with any of the Group Companies as a result of the consummation of the SPA; and, no Group Company has subleased, licensed or granted any Person the right to use or occupy any Premises subject to a Material Lease Agreement.

3.7.4	There is no outstanding claim against any Group Company relating to a material breach or default under any such Material Lease Agreements and there are no facts or circumstances which could result in such a claim.

3.7.5	There are no agreements, restrictions, exceptions or rights affecting the Properties which are of an onerous or unusual nature or which adversely affect the value of the Properties or materially conflict with the use thereof.

3.7.6	The Properties are neither subject to, nor expected to become subject to, expropriation, and no material injunctions or similar orders issued by any Governmental Body concerning any Group Company and/or the Properties have been received by any Group Company and no such material injunctions or similar orders are expected in respect of the Properties and/or the operations carried out thereon.

3.7.7	There are no pending or ordered contract works as regards to the Properties.

3.7.8	The Group Companies’ use of the Properties and the Premises is the lawful permitted use and all necessary material consents and permits to such use have been obtained.

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3.7.9	The Properties and the Premises are suitable for the business conducted by the relevant Group Company.

3.7.10	All necessary material building permits and other relevant permits and consents have been obtained and complied with as regards to any measures carried out on the Properties and/or any measures carried out by a Group Company within the Premises.

3.8	Material Agreements

3.8.1	Copies of all Material Agreements have been provided in the Disclosed Information. Each Material Agreement is valid, enforceable and binding in accordance with their respective terms.

3.8.2	Except as Fairly Disclosed in the Disclosed Information, no written notice of termination of or demand for any modification or re-negotiation of any Material Agreement has been given or received by any Group Company.

3.8.3	No Group Company is in default under or has committed any material breach of any Material Agreement. No Group Company has received any notice that a Group Company is in default under any provision of any Material Agreement.

3.8.4	No Group Company has received any individual claims in excess of USD 100,000, whether arising from contract or the relevant Group Company's unilateral acceptance of such obligation or otherwise, to compensate any customer or other relationship of the Group for any breach of contract, quality of service or otherwise relating to products or services sold, or to be sold, by the Group.

3.8.5	The execution of the SPA, the consummation of the transactions provided for therein, or the fulfilment of the terms thereof will not (i) result in a breach of any of the terms and provisions of, or constitute a default under or conflict with, any Material Agreement; (ii) give any other party the right to terminate, or change the terms or conditions of, any Material Agreement; or (iii) create any notification obligation towards any Person for any Group Company under any Material Agreement.

3.9	Litigation and disputes

3.9.1	Other than as Fairly Disclosed in the Disclosed Information and other than proceedings for the collection of debts in the ordinary course of business of that Group Company which in the aggregate do not involve a potential liability for any Group Company for more than USD 250,000, there is no claim, action, suit, investigation audit, inquiry or proceeding (whether criminal, civil, administrative or Tax), arbitration or alternative dispute resolution process, or internal or external investigation regarding compliance with Law (collectively "Litigation") pending or threatened and no Group Company has within the past three years been engaged in any Litigation by or against any Group Company or that otherwise relates to or could reasonably be expected to affect any Group Company’s business, properties or assets before any court, arbitrator or Governmental Body, which in each case involves a potential liability for any Group Company for more than USD 250,000. There are no facts or circumstances likely to give rise to such Litigation. None of the Group Companies is subject to or bound by any outstanding orders, judgments or decrees of any Governmental Body.

3.9.2	No Group Company has, except as Fairly Disclosed in the Disclosed Information, received written notification that any investigation or enquiry is being or threatened to be conducted by any Governmental Body in respect of its affairs.

3.9.3	There are no third-party claims presented or threatened in writing against or otherwise affecting any Group Company, in connection with any products delivered or services rendered, which claims are not fully covered by provisions specifically established, for such purpose in the Locked Box Accounts.

3.9.4	The Group Companies have been given an indemnity by Boeing Netherlands B.V. for losses arising in connection with the claim brought by TWS Holding S.r.l. against C-Map Italy S.r.l. relating to that certain Stock and Asset Purchase Agreement dated 11 March 2016 executed by, among others, Boeing Netherlands B.V. and Digital Marine Solutions II Limited.

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3.9.5	No claim for a breach of any warranties, indemnification or otherwise has been made or threatened by or against any Group Company in connection with the C-Map Commercial Disposal.

3.10	Employees

3.10.1	The Disclosed Information contains accurate details of:

(i)	employer's name; place(s) of work; employment commencement date; job title and/or grade; salary and other remuneration and benefits, including entitlement to pension and holidays for each Key Employee;

(ii)	a copy of the terms and conditions of employment of each Key Employee;

(iii)	a copy of all collective bargaining agreements to which a Group Company is party; and

(iv)	a list of any agreements under which a representative body is recognized, local industry agreement, works council recognition agreement, or other labor union contract, in each case to which a Material Employer is party.

3.10.2	As of the Signing Date, no notice of termination of employment by any Key Employee has been given or received by any Group Company, and no Key Employee has the intention to terminate his or her employment.

3.10.3	Except as Fairly Disclosed in the Disclosed Information and except for any increase in compensation following from annual adjustments of compensation in the ordinary course of business of that Group Company consistent with past practice, no Group Company has made any commitment or agreement to materially increase the compensation of any Key Employee above the terms Fairly Disclosed in the Disclosed Information or to modify the benefits, conditions or terms of employment of any Key Employee.

3.10.4	Except for the Ensenada Bonus Scheme, there are no arrangements or agreements with any employee of any Group Company which would entitle such employee to a bonus, benefit or salary increase upon the Transaction taking place or to treat themselves as redundant or otherwise dismissed or released from any obligation.

3.10.5	Each Group Company complies, in all material respects, with all material collective bargaining agreements by which it is bound.

3.10.6	There have been no communications made within the period of 12 months prior to the Signing Date to any of the employees of any Group Company, or any representative body, or any Governmental Body, regarding any proposal to make 10 or more employees of any Group Company redundant and there is no on-going individual or collective consultation.

3.10.7	No Group Company has, from 31 December 2019 to the Signing Date, engaged in any plant closing or employee mass layoff activities involving 10 or more employees at a time.

3.10.8	None of the Group Companies has received any formal request by or in respect of any of their employees for the recognition by the relevant Group Company of any trade union for collective bargaining purposes or for the establishment of any local or European works council or other workers' representative body and is not aware of circumstances which would make it likely for such a request to be made in the future.

3.10.9	For the past three years before the Signing Date there have not been, and there are not presently pending, any material labour disputes such as work stoppages, labour strikes, lockouts or similar events in relation to any Group Company and there are no circumstances likely to give rise to any such action against any Group Company.

3.10.10	There are no agreements or arrangements in place in writing or mandatory Law that require any Group Company, prior to the Signing Date, to carry out any information and/or consultation process with any employees, employee representative body, trade union or any other organisation in respect of employees of any Group Company and in relation to entering into the SPA.

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3.10.11	No Group Company has any obligation to make a payment on redundancy/entrenchment in excess of the statutory severance, in accordance with standard employment agreements or as Fairly Disclosed in the Disclosed Information.

3.10.12	Each Group Company is operating in accordance with applicable rules on work permits and other legal requirements of its employees to work in the applicable jurisdiction.

3.11	Benefit plans

3.11.1	The existence of each material Group Benefit Plan which is not required to be offered under applicable Law has been Fairly Disclosed in the Disclosed Information. Each of the Group Benefit Plans complies, in all material respects, with the provisions of applicable Laws and Tax requirements governing or applicable to that Group Benefit Plan, any local Tax authority requirements, any collective agreements to which it is a party or subject, social security requirements and any statutory and/or local governmental requirements.

3.11.2	The Group complies, in all material respects, with its obligations under the Group Benefit Plans.

3.11.3	The Group is not party to any ombudsman, regulatory, litigation or arbitration proceedings in respect of the Group Benefit Plans or benefits provided under the Group Benefit Plans and no such ombudsman, regulatory, litigation or arbitration proceedings are pending or threatened by or against any Group Company or the Group Benefit Plans and there are no facts likely to give rise to any ombudsman, regulatory, litigation or arbitration proceedings in respect of the Group or the Group Benefit Plans, or any employee or former employee.

3.11.4	No plan, proposal or intention to amend or discontinue (in whole or in part) any of the Group Benefit Plans has been communicated to any employee or former employee of any Group Company nor has any act or event occurred that could give rise to a full or partial discontinuance of any of the Group Benefit Plans under applicable Law. The Transaction will not result in the acceleration of any payment to a Group Benefit Plan by a Group Company, or from a Group Benefit Plan to any employee or former employee.

3.11.5	All premiums, contributions or other amounts payable in respect of each of the Group's pension and benefit plan have been paid in a timely manner.

3.11.6	Except as specifically set forth on the Disclosed Information, no Group Benefit Plan is a defined benefit pension plan or other arrangement that provides benefits on a defined benefit basis in the event of retirement or redundancy. No Group Company has any obligations or liabilities in connection with any employee benefit trust or other trust arrangement for the benefit of current or former employees or directors of any member of the Group (or their families, associates or nominees), and no Group Company has established any employee benefit trust or other trust arrangement other than, in relation to US Group Companies, a trust described in US Internal Revenue Code Section 401(a).

3.11.7	The Disclosed Information includes information relating to all share incentive plans relating to shares in a Group Company in which employees and directors of the Group participate and other than such plans there are no share option/award, share purchase or other share incentive arrangements relating to shares in any Group Company and any current or former employees or directors of the Group in force as at the Signing Date.

3.11.8	No US Group Company has any current or contingent liability for any tax, penalty or fee imposed under US Internal Revenue Code Sections 4980B, 4980H or 9815 of the Code or the US Patient Protection and Affordable Care Act.

3.11.9	No Group Company has any Tax liability under Chapter 2 of Part 7 and Part 7A of the ITEPA 2003 and no shares have been acquired under the MIP by current or former employees and/or directors of any Group Company who are UK residents for less than market value.

3.12	Compliance with Laws and Permits

3.12.1	The Group is and has for the past three years been, in all material respect, in compliance with all applicable Laws.

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3.12.2	Each Group Company holds and has held at all times during the past three years all Permits necessary for the operation of the Group or the business of the relevant Group Company. The Group is and has for the past three years been, in all material respects, in compliance with such Permits. Particulars of all material Permits used in the conduct of the Group's business, as it is currently conducted, are Fairly Disclosed in the Disclosed Information.

3.12.3	No Group Company has within the past three years before the Signing Date received any written notice of revocation or breach related to any material Permit or that an authority is intending to revoke, suspend, vary or limit any material Permit or that any amendment to any material Permit is required to enable the continued operation of the business. Further, no Group Company has received written notification that any investigation or inquiry is being conducted by any Governmental Body in respect of the affairs of such Group Company.

3.12.4	The execution of the SPA, the consummation of the transactions provided for therein, or the fulfilment of the terms thereof will not: (i) terminate any Permit held or benefited by any Group Company; or (ii) create any notification requirement, disclosure requirement or any other obligation for any Group Company under any Permit held by it.

3.12.5	The Group Companies are, and during the past three years have been, in compliance, in all material aspects, with payments or other requirements due or mandatory pursuant to applicable Laws or collective or individual agreements, for commissions, contributions to Governmental Bodies and/or social security funds, severance and customer indemnities, in each such case with respect to the relationships with the agents relating to the territory of Italy.

3.13	Intellectual Property Rights

3.13.1	Particulars of all registered and applied for Intellectual Property Rights which are owned by the Group, and all material unregistered Intellectual Property Rights which are owned by the Group, are Fairly Disclosed in the Disclosed Information. All material registered and applied for Intellectual Property Rights owned by the Group are subsisting, unexpired, and valid and enforceable. The Group Companies exclusively own all Intellectual Property Rights owned or purported by them, free and clear of all Encumbrances. No claims or proceedings (including for post-grant review, inter-parties review, opposition, cancellation, revocation, rectification or litigation) are pending or threatened in writing against any of the Group Companies by any third party with respect to the ownership, validity, enforceability, registration or use of any material Intellectual Property Rights owned by the Group Companies.

3.13.2	There is no, and has not for the past three years before the Signing Date been any, material infringement, misappropriation or other violation by any Person of any Intellectual Property Rights owned or purported to be owned by the Group, and no Group Company has made during the past three years before the Signing Date, or intends to make any material claim, whether for infringement, damages or otherwise, against any Person regarding the use of Intellectual Property Rights owned by the Group.

3.13.3	No Group Company infringes, misappropriates, or otherwise violates, or has for the past three years before the Signing Date infringed, misappropriated or violated any Intellectual Property Rights of any Person, and no Group Company has received any claims in writing alleging the same (including cease and desist letters and invitations to take a patent license).

3.13.4	Other than in the Ordinary Course of Business or as Fairly Disclosed in the Disclosed Information, the Group has not (i) granted any licence to or otherwise permitted any third party to use any material Intellectual Property Rights owned by the Group or (ii) received any license or other right to use any material Intellectual Property Rights owned by a third party (other than non-exclusive software licenses under commercially available terms).

3.13.5	None of the Group Companies' former or present employees, Non-Employees or contractual counterparties have made any written claim for payment in respect of, or claims for ownership rights to, any Intellectual Property Rights owned by the Group. Each Group Company has, in all material respects, taken commercially reasonable steps to protect and maintain (i) its confidential information and trade secrets; and (ii) its exclusive ownership of material proprietary Intellectual Property Rights; and none of the Group Companies has disclosed any such trade secrets or material confidential information to any other Person (except when disclosed subject to obligations of confidence). No material software owned or used by the Group incorporates, is derived from, is based upon or otherwise interacts with any software subject to an “open source” or similar license that requires the licensing, offer or provision of source code to others if the applicable software is licensed, made available, distributed or conveyed to others. No Person other than the Group has accessed or possessed (or has any current or contingent right to access or possess) any material proprietary source code of the Group other than in the Ordinary Course of Business. The Group is in compliance in all material respects with all applicable open source licenses, including all copyright notice and attribution requirements and source code distribution and availability requirements.

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3.14	IT and data; privacy

3.14.1	All computer systems (software and hardware) currently used by the Group Companies are (i) owned by a Group Company, subject to adequate user's right for or are licensed pursuant to valid license agreements; (ii) in all material respects conform to all documentation and written specifications for their use and operate, in all material respects, in compliance with all service level agreements, and (iii) are in all material respects operational, functional and free of material bugs, defects, errors, viruses and other contaminants.

3.14.2	Each Group Company has complied in all material respects with any licensing or other agreement for material software licensed by or to which rights are granted to a Group Company.

3.14.3	None of the Group Companies is experiencing on the Signing Date or has, in the three years before the Signing Date, experienced any (i) material breakdowns of its IT infrastructure that have caused significant disruption or interruption to the Group's business or (ii) (actual or attempted) material breaches, outages, corruptions, interruptions or violations of (or deletions of or damages to) any computer systems (or any data processed or contained therein) that have not since been resolved without any material liability for the Group Companies.

3.14.4	Each Group Company has implemented customary security measures, such as firewalls, anti-virus software and security policies designed in order to safeguard the Group's computer systems and infrastructure. Each Group Company has customary back-up and disaster recovery systems.

3.14.5	There are no claims, audits or investigations alleging a breach of applicable data protection Laws that are pending or threatened against any Group Company. The Group Companies currently maintain reasonable policies, safeguards and procedures regarding data security and privacy that are commercially reasonable and consistent with industry standards.

3.14.6	The Group Companies are not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Buyer from processing any personal data in the manner in which the Group Companies processed such personal data prior to the Closing. The execution, delivery, and performance of the SPA complies with all (and will not result in a breach or violation of any) applicable data protection Laws.

3.15	Insurance

3.15.1	Details of all material insurance policies currently held by the Group have been Fairly Disclosed in the Disclosed Information, and all premiums due for such policies have been timely paid. Each Group Company has in place all insurances which it is required to have by applicable Law and necessary for the operation of its respective activities.

3.15.2	Except as Fairly Disclosed in the Disclosed Information, no material claims have been made and there is no material claim outstanding under any of the Group's insurance policies, and no facts or circumstances exist that are likely to give rise to a claim under any such insurance policies. Other than as Fairly Disclosed, no claim with a value exceeding USD 250,000 has been filed in the past three years under any insurance policy of a Group Company.

3.15.3	Each Group Company is in all material respects in compliance with all terms and conditions contained in its material insurance policies and nothing has been done or omitted to be done by the Group which is likely to make any policy or insurance void or voidable or that would result in a reduction of the coverage, increase of the insurance premium (Norwegian: "avkortning") or cancellation thereof.

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3.16	Products and product liability

3.16.1	The products manufactured, developed, marketed, sold and supplied by the Group Companies are in all material respects compliant with applicable Laws in jurisdictions in which any of the Group Companies manufactures, develops, markets, sells or supplies its products and so is their marking.

3.16.2	There are no third-party claims presented or threatened against any of the Group Companies in connection with any products delivered, which claims are not fully covered by provisions specifically established for such purpose in the Locked Box Accounts, in the case of each individual claim, in excess of USD 100,000.

3.16.3	No written notice, request or claim from any customer or any professional or consumer body seeking a recall of products sold or manufactured by a Group Company or claiming for indemnification in respect of an individual claim in excess of USD 100,000 on the basis of an alleged defect in product or services provided by a Group Company has been received by a Group Company, and no such notice is threatened or expected.

3.17	Material Suppliers and Material Customers

3.17.1	Schedule 3.17.1 MWA sets forth a list of the top 10 suppliers of the Group Companies on a consolidated basis by dollar value of net purchases from such suppliers, for the fiscal year ended 31 December 2020 (the “Material Suppliers”). None of the Group Companies has, within the last six months before the Signing Date, received any written notice from any of the Material Suppliers to the effect that any such Material Supplier will stop, decrease the rate by more than 10% at a time of, or change the price by more than 10% at a time or (other than in the ordinary course of business of that Group Company) change any material terms with respect to, supplying products or services to the Group Companies.

3.17.2	Schedule 3.17.2 MWA sets forth a list of the top 10 customers of the Group Companies on a consolidated basis by dollar value of net sales to such customers, for the fiscal year ended 31 December 2020 (the “Material Customers”). None of the Group Companies has, within the last six months before the Signing Date, received any written notice from any of the Material Customers to the effect that any such Material Customer will stop, decrease the rate by more than 10% at a time of, or change the price by more than 10% at a time or change any material terms with respect to, purchasing products or services from the Group Companies.

3.18	Environmental matters

3.18.1	The Group Companies comply and have at all relevant times during the ten years prior to the Signing Date complied with applicable environmental and public and worker health and safety Laws (collectively, “Environmental Laws”) and licenses in relation to its business and products. There is no claim in relation to environmental matters made or threatened against any of the Group Companies or to any occupier of any property owned, used or leased by any of the Group Companies. Each of the Group Companies has all material environmental permits, registrations and approvals that are required for the current operations of the relevant Group Company and its products.

3.18.2	No Group Company has during the last three years before the Signing Date, other than as permitted under applicable Permits held from time to time or applicable Law, disposed of, discharged, released, placed, dumped or emitted any hazardous substances, such as pollutants, contaminants, hazardous or toxic materials, waste or chemicals.

3.18.3	No Group Company is subject to any material liability, including any material obligation for corrective or remedial action, relating to any Environmental Law, nor has it, either expressly or by operation of Law, assumed, undertaken, or otherwise become subject to such liability of any other Person.

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3.19	Related party matters

3.19.1	There are no agreements of any nature between any Group Company, on the one hand, and any Seller or any of its Affiliates (other than a Group Company), on the other hand, that will survive Closing, other than (I) the agreements set forth on Schedule 5.8(A) and Schedule 2.1 LN to the SPA and (II) any employment agreements entered into in the ordinary course of business of that Group Company consistent with past practice. No Seller or any of its Affiliates (i) has any ownership or right, title or other interest in any tangible (real or personal) or intangible property or assets of or used by, (ii) is a party to any agreement, contract, commitment or transaction with, (iii) performs any services for, or on behalf of, or (iv) provides any group purchasing benefits to or with respect to, any Group Company.

3.19.2	No assets or rights necessary for the Group to conduct its business as currently conducted are owned or held by any of the Sellers or their Affiliates (other than a Group Company).

3.20	Anti-corruption and trade compliance

3.20.1	No Group Company, nor any Person acting on behalf of a Group Company in the conduct of its business, has at any time since 30 September 2016 directly, or indirectly through a third-party intermediary, corruptly paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, employment, donation, grant or other thing of value, however characterized) to (i) any officer, agent or employee of a Governmental Body, (ii) any person acting for or on behalf of any Governmental Body, (iii) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (iv) any political party or official thereof, (v) any candidate for political office (vi) any other Government Official; (vii) any relative of the above-described persons or (viii) any other person at the suggestion, request, direction or for the benefit of any of the above-described persons, in each case intending to improperly obtain or retain business, or an advantage in the conduct of business, for the Group.

3.20.2	No Group Company, nor any Person acting on behalf of a Group Company in the conduct of its business, has since 30 September 2016 violated or is in violation of Anti-Corruption Laws.

3.20.3	Any and all contracts, licenses, consents, permits, and authorizations held or obtained by the Group have not been procured in violation of the Anti-Corruption Laws.

3.20.4	The Group has designed and implemented an adequate anti-corruption compliance program and system of internal controls, designed to detect and prevent corruption by or on behalf of the Group and any other party acting for or on behalf of the Group.

3.20.5	Neither the Company or any of its Subsidiaries has at any time since 30 September 2016: (i) conducted an internal review or investigation related to potential or alleged violations of Anti-Corruption Laws; (ii) made any voluntary disclosure to any Governmental Body with respect to a possible violation of the Anti-Corruption Laws, or (iii) been subject to any government prosecution, enforcement, investigation, subpoena or other inquiry related to potential non-compliance with the Anti-Corruption Laws.

3.20.6	Since 30 September 2016, the Group (i) has in all material respects been in compliance with all applicable trade Laws including import Laws, export controls, and sanctions, (ii) has not done any business, directly or indirectly, with any Person targeted by economic sanctions or export controls of a Governmental Body (including but not limited to the parties included on restricted parties lists maintained by Norway, the EU, the UK, and the US Government, such as the Specially Designated Nationals and Blocked Persons List and the EU Designated Persons List) (collectively, "Restricted Parties"), or involving any sanctioned territories, and (iii) has not conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Body related to applicable trade laws, nor has it received any notice regarding a breach or non-compliance with trade laws from any Governmental Body. Neither the Group, nor any Group Company, or any directors or officers of the Group or any Group Company, is a Restricted Party, and no Restricted Party owns or controls, directly or indirectly, the Group or any Group Company.

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3.21	Books and records

The books and records of each Group Company (including its share ledger and board and shareholders meeting minutes) are in all material respects: (i) true and complete and have been consistently and properly maintained in accordance with the legal requirements of each Group Company's jurisdiction; and (ii) in the possession of the relevant Group Company and all necessary registrations and notifications prescribed for such Group Company have been made.

3.22	Financial advisors

Other than to the parties set out in Schedule 5.5(ii) to the SPA, no Group Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of the SPA or the Transaction.

3.23	Full disclosure

The Group Companies have compiled the information in the Disclosed Information in good faith for the purpose of providing the Buyer with information about the Group and its business which would reasonably be expected to be material to the Buyer in making the decision to enter into this Agreement and the SPA. The Disclosed Information is true and correct in all material respects and there are no omissions of material facts or material information that would reasonably be expected to have materially affected the decision of a professional and experienced buyer with reputable advisors to acquire the Shares.

4.	No other warranties

4.1.1	The Management Warrantors do not make any warranties to the Buyer other than the Management Warranties in connection with the Transaction. The Management Warrantors make no representation or warranty or undertaking to the Buyer save only as and to the extent expressly set out in this Agreement. Other than in the case of fraud on the part of a Management Warrantor, the Buyer shall not have any remedy in respect of any misrepresentation made by any Management Warrantor unless and to the extent expressly set out in this Agreement.

5.	Exclusion of liability for Disclosed Information

5.1.1	Each Management Warrantor disclaims all liability and responsibility for any representation, warranty, statement, opinion, or information made or communicated (orally or in writing) to the Buyer and, without limitation, any representation, warranty, statement, opinion, information or advice made or communicated to the Buyer by any officer, director, employee, agent, consultant or representative of any Group Company or contained in the Disclosed Information or otherwise made available by or on behalf of the Management Warrantors other than as expressly set out in this Agreement. The Sellers’ Fundamental Warranties and Management Warranties constitute an exhaustive regulation of the representations and warranties on which the Buyer has based its acquisition of the Shares, and no further representations or warranties related to the quality, fitness for purpose or merchantability of the Shares or the assets, liabilities and operations of the Group shall apply, whether by implication or by the application of background Law.

5.1.2	No breach of the Management Warranties shall be deemed to have occurred for any circumstances (i) which are Fairly Disclosed in the Disclosed Information; and (ii) which were otherwise actually known by the Buyer's Deal Team at the Signing Date.

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6.	COMPENSATION, CONDUCT OF CLAIMS AND LIMITATIONS

6.1	Compensation for breach

Subject to the provisions of this clause 6 the Management Warrantors shall compensate the Buyer for any Loss which the Buyer or any Group Company incurs as a result of any breach of any of the Management Warranties or any of the Management Warrantors' obligations under this Agreement.

6.2	Mitigation of Losses

The Buyer shall use reasonable efforts to mitigate any Loss incurred by it and to cause each Group Company to use reasonable efforts to mitigate any Loss incurred by it, in each case in accordance with general principles of Norwegian contract Law.

6.3	Right to remedy

If the matter giving rise to a breach of any of the Management Warrantor's obligations under this Agreement (other than a breach of the Management Warranties) can be remedied, the Buyer is not entitled to compensation if the matter giving rise to the breach is remedied within 30 Business Days of the Buyer giving the Management Warrantors written notice of such breach, provided that if and to the extent the Buyer or a Group Company, despite the Management Warrantors' remedy, has suffered a Loss that is otherwise compensable under this Agreement, the Buyer shall be entitled to compensation in accordance with clause 6.1 for such Loss. The Management Warrantors do not have any obligation to remedy any breach of the Management Warrantors' obligations under this Agreement other than by paying compensation in accordance with this clause 6.

6.4	Calculation of Losses

If the Buyer claims compensation from the Management Warrantors, the Loss shall be calculated net of:

(i)	any reduction in cash Taxes due and payable by the Buyer or any Group Company as a result of such Loss equal to the positive difference, if any, between (i) the Buyer’s and the Group Companies’ liability for cash Taxes in the taxable year in which the Loss is incurred and the following taxable year, not taking into account such Loss or any compensation payable under this Agreement on account of such Loss, and (ii) the Buyer’s and the Group Companies’ liability for cash Taxes in such taxable years taking into account the Loss and taking into account any compensation payable under this Agreement on account of such Loss, with the Loss treated as the last item of expense or deduction realized for such taxable years;

(ii)	any insurance coverage amount actually received by the Buyer or any Group Company; and

(iii)	any recourse claim (Norwegian: "regresskrav") of the Buyer or any Group Company or other right to seek compensation for the Loss from any third party, provided in each case that such recourse claim or other compensation is actually received by the Buyer or the relevant Group Company.

6.5	Exclusion of Losses

The Management Warrantors are not liable to the Buyer for any Loss:

(i)	which arises as a result of an act of or omission by the Buyer or any members of the Buyer's Group (including the Group Companies) after the Closing;

(ii)	to the extent the relevant matter is reflected or otherwise included in the EV to Equity Bridge;

(iii)	to the extent the Loss occurs as a result of any legislation not in force at the Signing Date or any change of Law or administrative practice which comes into force after the Signing Date; or

(iv)	which is contingent unless and until such contingent liability becomes an unconditional liability.

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6.6	Time limitations

6.6.1	Solely with respect to any claim made under the Warranty Insurance with no recourse or corresponding claim against the Management Warrantors:

(i)	any claim for a breach of any of the Management Fundamental Warranties may be presented for a period of the shorter of (I) 84 months after the Closing Date and (II) 90 months after the Signing Date;

(ii)	any claim for a breach of any of the Management Warranties in clause 3.4 (Taxes) may be presented for a period of the shorter of (I) 84 months after the Closing Date and (II) 90 months after the Signing Date; and

(iii)	any claim for a breach of any of the remaining Management Warranties may be presented for a period of 36 months after the Closing Date.

6.6.2	The Management Warrantors shall have no liability for any claim arising under this Agreement unless the Buyer has initiated arbitration in accordance with clause 21 of the SPA within 12 months from the date of the Buyer giving notice of a claim. The limitation set out in this clause 6.6.2 shall not apply to any claim due to a beach of the Management Fundamental Warranties.

6.7	Amount limitations

6.7.1	The Parties have agreed that the Buyer is taking out the Warranty Insurance as coverage for all claims against the Management Warrantors resulting from a breach of the Management Warranties. The Buyer shall make any claim for compensation for a Loss resulting from a breach of the Management Warranties against the insurance provider.

6.7.2	The Management Warrantors liability under the Management Warranties is subject to the following limitations:

(i)	the Management Warrantors are not liable for any single Loss lower than USD 250,000; and

(ii)	the Management Warrantors are not liable for Losses unless the aggregate amount of all claims for which the Management Warrantors would otherwise be liable (not counting claims which are excluded under (i)) exceed USD 2,625,000, and shall then only be liable for the excess amount.

6.7.3	The Buyer has no right to make any claim under the Management Warranties against the Management Warrantors exceeding USD 1, regardless of whether such claim is covered by the Warranty Insurance.

6.7.4	The limitations in clause 6.7.2 shall not be applicable in the event of a breach of the Management Fundamental Warranties.

6.8	Pro rata liability

The liability of each Management Warrantor for any claim made under this Agreement shall be several (and not joint or joint and several). Where more than one Management Warrantor is liable in respect of a claim relating to any Management Warranty, the liability of each of the Management Warrantors who are so liable shall be equal to the proportion which that Management Warrantor’s Claim Proportion bears to the aggregate Claim Proportion of all of the Management Warrantors who are so liable.

6.9	Conduct of Third Party Claims

6.9.1	If a claim is made by a third Person against the Buyer or any Group Company, and the Buyer intends to seek compensation from the Management Warrantors for that claim under this clause 6 (a "Third Party Claim"), the Buyer must notify the Management Warrantors in writing within a reasonable period.

6.9.2	The Buyer shall keep the Management Warrantors promptly and fully informed of the progress of any Third Party Claim and shall procure that the Management Warrantors are promptly given copies of all relevant communications and other documents (written or otherwise) sent to any other party to the proceedings or their lawyers or representatives.

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6.9.3	The Buyer shall comply with reasonable requests of the Management Warrantors in relation to any Third Party Claim, including giving the Management Warrantors access to premises, personnel, documents and records for the purpose of investigating the matters giving rise to the Third Party Claim.

6.9.4	The Management Warrantors may, at the Management Warrantors’ option, assume at their sole cost and expense the full defence and control of a Third Party Claim if the Management Warrantors acknowledge to the Buyer in writing its obligation to compensate the Buyer in full (subject to the amount limitations in clause 6.7) for any Loss which may be incurred by the Buyer as a result of the Third Party Claim.

6.9.5	If the Management Warrantors assume the defence of any Third Party Claim, the Management Warrantors may assert any defence of the Buyer or the Management Warrantors.

6.9.6	If the Management Warrantors undertake the defence of any Third Party Claim, the Buyer shall, and shall cause each Group Company to, provide the Management Warrantors with reasonable assistance in the defence or settlement of the Third Party Claim.

6.9.7	The Management Warrantors shall be entitled to settle any Third Party Claim for which the Management Warrantors have assumed the defence if the settlement includes a full and unconditional release of the Buyer and all Group Companies from all liability for the Third Party Claim.

6.9.8	If the Management Warrantors do not assume the defence of a Third Party Claim, the Management Warrantors shall be entitled to participate in (but not control) the defence of that Third Party Claim with its counsel and at its own expense.

6.9.9	The Buyer shall not settle any Third Party Claim without the prior written consent of the Management Warrantors, such consent not be unreasonably withheld or delayed.

6.10	Prior receipt and recovery from third parties

6.10.1	If, before the Management Warrantors pay an amount in discharge of a claim under this Agreement, (i) to the extent that the subject matter of the claim has been or is made good without cost to the Buyer by a third party, the Management Warrantors shall not be liable in respect of such claim and (ii) to the extent that the Buyer or any of the Group Companies or any member of the Buyer’s Group is entitled to recover from a third party a sum which relates to the subject matter of such claim, the Buyer shall procure that before steps are taken against the Management Warrantors (other than by giving notice of such claim under this Agreement), the relevant members of the Buyer’s Group use all reasonable endeavours to enforce such recovery and, to the extent any actual recovery is made, such claim shall be reduced or satisfied as the case may be. This clause 6.10.1 shall not apply to the Warranty Insurance, which shall be governed by clause 7.

6.10.2	If any payment is made by the Management Warrantors to the Buyer under this clause 6 and the Buyer or any Group Company recovers from a third Person an amount relating to the Loss for which the Management Warrantors have paid compensation (for example under a policy of insurance), then the Buyer shall pay to the Management Warrantors the net amount so recovered (but limited to the amount of compensation paid by the Management Warrantors to the Buyer in relation to the Loss).

6.10.3	If the Management Warrantors pay any amount in compensation to the Buyer for any matter under this Agreement, and the Buyer or a Group Company may have a claim for compensation, indemnification or recovery of any kind against any third Person in relation to that matter (a "Third Party Recovery Claim"), the Buyer shall assign, or procure the assignment of the Third Party Recovery Claim to the Management Warrantors. If such assignment is not possible, the Management Warrantors shall have the authority, at their cost, to pursue and settle such Third Party Recovery Claim on behalf of that Group Company. The Buyer shall procure that the relevant Group Company provide the Management Warrantors with all requisite authorization in connection with the pursuit of such Third Party Recovery Claim. Any net amount recovered shall be for the benefit of the Management Warrantors in accordance with clause 6.10.2. The Buyer shall, and shall cause each Group Company to, provide the Management Warrantors with reasonable assistance in the pursuit of the Third Party Recovery Claim.

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6.11	No limitations for fraud

The limitations of the Management Warrantors' liabilities set out in clause 6 do not apply in the event of fraud on the part of the Management Warrantors.

6.12	No other remedies

The remedies provided for in this clause 6 shall exclude any other claim for damages or any other remedy against the Management Warrantors which could otherwise be available by Law for any breach of any of the Management Warranties or any other obligation of the Management Warrantors under this Agreement.

6.13	No double recovery

The Buyer shall not be entitled to recover from the Management Warrantors under this Agreement to the extent that the same Loss has been recovered by the Buyer in respect of the same damage suffered.

7.	WARRANTY INSURANCE

7.1	The Buyer shall take out the Warranty Insurance on the basis set out in this clause 7.

7.2	The purpose of the Warranty Insurance is to replace the liability of any Management Warrantor under the Management Warranties (and the Sellers’ Fundamental Warranties). The Buyer shall make any claim for compensation resulting from a breach of the Management Warranties solely against the insurance provider under the Warranty Insurance. The Buyer has no right to make a claim against a Management Warrantor in respect of the Management Warranties except where the Buyer has a claim resulting from fraud on the part of such Management Warrantor.

7.3	Any and all claims towards the Management Warrantors under the Management Warranties shall first be directed against the insurance provider under the Warranty Insurance.

7.4	The insurance provider under the Warranty Insurance shall have no recourse claim against any Management Warrantor except in case of fraud on the part of such Management Warrantor.

7.5	The failure to satisfy or fulfil any condition of the Warranty Insurance or the termination, expiration or invalidity of the Warranty Insurance shall not provide the Buyer (or any Group Company) with recourse against any Management Warrantor, or give rise to any liability of any Management Warrantor to the Buyer (or any Group Company) for breaches of any of the Management Warranties.

8.	GENERAL PROVISIONS

8.1	Notices

Unless otherwise specified in this Agreement, any notice required to be given under this Agreement by either Party shall be in writing and shall be deemed to have been given if mailed by prepaid registered mail, sent by e-mail or delivered to the address of the other Party as set out below:

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If to the Management Warrantors to:

Knut Mauritz Frostad
Calle la Morena 4,
Chalet 1, 03540 Alicante,
Spain.
Email: Knut.Frostad@navico.com and Olivier.Bellin@navico.com
Att.:   Knut Mauritz Frostad

in each case with a copy to:

Advokatfirmaet Wiersholm AS

Postal address: Postboks 1400 Vika, 0115 Oslo, Norway

Visiting address: Dokkveien 1, 6. floor. 0250 Oslo, Norway

E-mail: gdu@wiersholm.no and corporate.notifications@wiersholm.no

Att.: Gunhild Dugstad

If to the Buyer, to:

Brunswick Corporation

26125 N. Riverwoods Blvd.

Suite 500

Mettawa, IL 60045-3420, USA

E-mail: corporate.secretary@brunswick.com and chris.dekker@brunswick.com

Att.: Chris Dekker

with a copy to:

Baker & McKenzie LLP
300 East Randolph Street, #5000
Chicago, IL 60601, USA
Email: michael.defranco@bakermckenzie.com

Att.:       Michael DeFranco

and

Advokatfirmaet Schjødt AS

Ruseløkkveien 14, P.O. Box 2444 Solli, NO-0201 Oslo, Norway

Email: jon.sjatil@schjodt.com

Att.: Jon Kristian Sjåtil

8.2	Incorporated clauses

Clauses 14 (Termination), 15 (Confidentiality), 16 (Public disclosure), 18.2-18.7 inclusive (General Provisions), 19 (Amendments), 20 (Governing Law), 21 (Dispute Resolution) and 22 (Counterparts) of the SPA shall apply mutatis mutandis as if set out expressly in this Agreement (and any reference to a "Party" in the SPA in any of those clauses shall be deemed to be a reference to a Party to this Agreement).

[signature page follows]

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Signature page to Management Warranty Agreement

For Brunswick Corporation

Signature:	/s/ David M. Foulkes
Name: David M. Foulkes
Title: Chief Executive Officer

Signature page to Management Warranty Agreement

Signature:	/s/ Knut Mauritz Frostad	Signature:	/s/ Olivier Bellin
Name: Knut Mauritz Frostad		Name: Olivier Bellin